UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 10, 2005

Psychiatric Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-20488	23-2491707
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067
(Address of Principal Executive Offices)

(615) 312-5700
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On March 10, 2005, Psychiatric Solutions, Inc. (the “Company”), Ardent Health Services LLC, a Delaware limited liability company (“Seller”), and Ardent Health Services, Inc., a Delaware corporation and wholly-owned subsidiary of Seller (“AHS”), entered into a Stock Purchase Agreement (the “Agreement”) whereby the Company will acquire all of the outstanding capital stock of AHS for approximately $560 million. The purchase price will be paid $500 million in cash and $60 million in shares of our common stock, subject to a collar where the number of shares of the Company’s common stock issued will fluctuate within a range of $33.90 — $45.86 per share. Based on these stock prices, the Company will issue a minimum of approximately 1.3 million shares of its common stock and a maximum of approximately 1.8 million shares of its common stock. AHS owns and operates through its subsidiaries 20 inpatient behavioral health care facilities. Closing of the transaction is conditioned upon satisfaction of customary closing conditions, including the receipt of all necessary governmental permits and approvals and the expiration or early termination of the Hart-Scott-Rodino Act waiting period. It is anticipated that closing will occur during the second quarter of 2005.

     On March 10, 2005, the Company issued a press release announcing the execution of the Agreement. The press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

     (a) Financial statements of businesses acquired.

            None required

     (b) Pro forma financial information.

            None required

     (c) Exhibits.

            99.1     Press Release of Psychiatric Solutions, Inc., dated March 10, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.
By:	/s/ Brent Turner
Brent Turner
Vice President, Treasurer and Investor Relations

Date: March 10, 2005

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
99.1	Press Release of Psychiatric Solutions, Inc., dated March 10, 2005.